Exhibit 10.4
FIRST AMENDMENT
TO
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
     THIS FIRST AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Amendment”) is made and entered into as of the 6th day of November, 2008, by and between CROWN CRAFTS, INC., a Delaware corporation (“Employer”), and NANCI FREEMAN, an individual resident of the State of California (“Employee”).
W I T N E S S E T H:
     WHEREAS, Employer and Employee have entered into that certain Amended and Restated Employment Agreement dated as of April 20, 2004 (the “Agreement”);
     WHEREAS, Employer and Employee wish to amend the Agreement as provided herein to comply with Section 409A of the Internal Revenue Code of 1986, as amended; and
     WHEREAS, capitalized terms used but not otherwise defined herein shall have the same meanings given to such terms in the Agreement;
     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein, the parties hereto do hereby agree as follows:
     1. Amendments to Agreement. The Agreement is hereby amended as follows:
          (a) The second sentence of Section 7.2.3 of the Agreement is amended and restated in its entirety as follows:
“For purpose of reference, such activities currently include the business of manufacturing, marketing and distribution of infant and toddler bedding, blankets and accessories and infant bibs, bath items and gift sets and the Employer’s operations and activities related thereto.”
          (b) Section 10.5 of the Agreement is amended and restated in its entirety as follows:
     “10.5 If this Agreement is terminated (i) at Employer’s election without Cause, (ii) at the election of Employee for Good Reason within sixty (60) days after the occurrence of the event that constitutes Good Reason or (iii) at the election of Employee within sixty (60) days after the acquisition of the Company by purchase, merger, consolidation or otherwise where this Agreement is not expressly assumed by the acquirer of the Company pursuant to such transaction, then, in each such case, Employee shall receive what she would have received under Section 13.2 hereof following a Change in Control, payable as provided therein.”
          (c) The definition of “Competing Business” in Section 12.1 of the Agreement is amended and restated in its entirety as follows:

          ““Competing Business” means a business that, wholly or partly, directly or indirectly, engages in manufacturing, marketing or distribution of infant or toddler bedding, blankets or accessories or infant bibs, bath items or gift sets.”
               (d) The first sentence of Section 13.2 of the Agreement is amended by (i) replacing “180-day period” as referenced therein with “150-day period” and (ii) replacing “ninety (90) days” each time it is referenced therein with “sixty (60) days”.
               (e) The last sentence of Section 13.2 of the Agreement is amended by replacing “thirty (30) days” as referenced therein with “ten (10) days”.
               (f) The Agreement is amended by adding the following as new Section 15 thereof:
     “15. Compliance with Section 409A.
     15.1 This Agreement shall be interpreted to avoid any penalty sanctions under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under Section 409A, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed. For purposes of Section 409A, (i) all payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” within the meaning of such term under Section 409A, (ii) each payment made under this Agreement shall be treated as a separate payment and (iii) the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments. In no event shall Employee, directly or indirectly, designate the calendar year of payment.
     15.2 All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during Employee’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
     15.3 Notwithstanding any provision in this Agreement to the contrary, if, at the time of Employee’s separation from service with Employer, Employer has securities which are publicly traded on an established securities market, Employee is a “specified employee” (as defined in Section 409A) and it is necessary to postpone the commencement of any severance payments otherwise payable pursuant to this Agreement as a result of such separation from service to prevent any accelerated or additional tax under Section 409A, then Employer will postpone the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Employee) that are not otherwise exempt from Section 409A until the first payroll date that occurs after the date that is six (6) months following Employee’s separation from service with Employer (as determined under Section 409A). If any payments are postponed pursuant to this Section 15.3, then such postponed amounts will be paid in a lump sum to Employee on the first payroll date that occurs after the date that is six (6) months following Employee’s separation from service with Employer. If Employee dies during the postponement period prior to the payment of any postponed amount, such amount shall be paid to the personal representative of Employee’s estate within sixty (60) days after the date of Employee’s death.”
               (g) Schedule 12 to the Agreement is amended by (i) replacing “Paramus, New Jersey” as referenced therein with “Wayne, New Jersey” and (ii) deleting “Troy, Michigan”.
          2. Miscellaneous.
               (a) Choice of Law. This Amendment shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without giving effect to the conflict of laws principles thereof.
               (b) Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.
               (c) Severability. If any term or provision of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms and provisions of this Amendment shall in no way be affected, impaired or invalidated.
               (d) Existing Terms. The existing terms and conditions of the Agreement shall remain in full force and effect except as such terms and conditions are specifically amended by, or conflict with, the terms of this Amendment.
[Signature page follows.]

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment, or caused this Amendment to be executed by the undersigned thereunto duly authorized, as of the date first written above.

CROWN CRAFTS, INC.
By: /s/ E. Randall Chestnut
Name:	E. Randall Chestnut
Title:	President & Chief Executive Officer

/s/ Nanci Freeman
NANCI FREEMAN

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